CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Complete and partial portfolio holdings—arrangements to disclose to service providers and fiduciaries” and “Independent registered public accounting firm” in the Statement of Additional Information and to the use of our reports dated August 28, 2014, with respect to the financial statements of UBS Retirement Money Fund for the year ended June 30, 2014 which are incorporated by reference in Amendment No. 52 to the Registration Statement (Form N-1A No. 811-03503) of UBS RMA Money Fund Inc.

/s/ ERNST & YOUNG

New York, New York

August 28, 2014